                                                                 EXHIBIT 12

                             CASE CORPORATION

                    RATIO OF EARNINGS TO FIXED CHARGES*

                                                       Year Ended December 31,
                                                       ------------------------
                                                       1998 1997 1996 1995 1994
                                                       ---- ---- ---- ---- ----
Net income............................................   64  403  316  337  131
Add:
  Interest............................................  240  170  160  174  160
  Amortization of capitalized debt expense............    3    1    4    6
  Portion of rentals representative of interest
   factor.............................................   12   12   12   12   11
  Income tax expense and other taxes on income........   42  191  185   81   93
  Fixed charges of 50% owned, unconsolidated
   subsidiaries.......................................    5    3    3    2    2
  Extraordinary items (net of taxes)..................             33         5
  Cumulative effect of change in accounting principles
   (net of taxes).....................................                   9   29
                                                       ---- ---- ---- ---- ----
    Earnings as defined...............................  366  780  713  621  431
                                                       ==== ==== ==== ==== ====
  Interest............................................  240  170  160  174  160
  Interest capitalized................................    3    2    1    2    3
  Amortization of capitalized debt expense............    3    1    4    6
  Portion of rentals representative of interest
   factor.............................................   12   12   12   12   11
  Fixed charges of 50% owned, unconsolidated
   subsidiaries.......................................    5    3    3    2    2
                                                       ---- ---- ---- ---- ----
    Fixed charges as defined..........................  263  188  180  196  176
                                                       ==== ==== ==== ==== ====
  Ratio of earnings to fixed charges.................. 1.39 4.15 3.96 3.17 2.45

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*Excludes impact of preferred dividends